UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) August 12, 2008

SONIC INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2795 East Cottonwood Parkway, Suite 660

Salt Lake City, UT 84121-7036

(Address of principal executive offices)

(801) 365-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 26, 2008, Sonic Innovations, Inc. (the “Company”) entered into a letter agreement, effective as of August 12, 2008, with its President and Chief Operating Officer, Paul R. Wennerholm. The material terms of the letter agreement are described in Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced today that Paul R. Wennerholm has joined the company as President and Chief Operating Officer (“COO”).

Paul R. Wennerholm, age 42, was selected as Sonic Innovations’ President and COO in August 2008. Prior to joining Sonic Innovations, he spent 14 years with Patterson Companies, Inc., a $3+ billion dental and rehabilitative health supply company with operations around the world. During his years with Patterson, Wennerholm earned the distinction of becoming the youngest-ever executive/division manager in the company’s 130-year history. At Patterson, he held a variety of positions of increasing responsibility beginning as a technology specialist and sales and marketing executive (from 1994 to 1996) followed by promotions to equipment manager (from 1996 to 1999), division manager in Salt Lake City (from 1999 to 2004) and most recently led one of Patterson’s most successful divisions in New England (from 2004 to 2008). From 1992 to 1994, he was the Western regional sales manager for PPI Group, a $3.8 million provider of software for medical and dental practices nationwide. Wennerholm received a B.A. degree in political science with minors in economics and Spanish from Brigham Young University in 1992.

In connection with Mr. Wennerholm’s appointment as President and COO, the Company entered into a letter agreement with Mr. Wennerholm, effective August 12, 2008. The letter agreement shall continue until either the Company or Mr. Wennerholm terminate the letter agreement. Under the letter agreement, Mr. Wennerholm is entitled to receive an annual base salary of $275,000, and an annual bonus award of up to 40% of his annual base salary based on the Company’s and individual performance measures established each year by the Company’s CEO and board of directors. On August 15, 2008, Mr. Wennerholm was granted stock options to purchase 100,000 shares of the Company’s common stock under the Company’s 2000 Stock Plan. The stock options are scheduled to vest 25% on the first anniversary date of the grant and 1/48th per month for the following 36 months, generally subject to Mr. Wennerholm’s continued employment with the Company.

During the term of Mr. Wennerholm’s letter agreement with the Company, if the Company terminates Mr. Wennerholm’s employment without “cause,” Mr. Wennerholm is entitled to receive six months severance. For each year of service, Mr. Wennerholm will be entitle to one additional month of severance up to a maximum of twelve months severance.

ITEM 8.01	Other Events

On August 11, 2008, the Company issued a press release announcing the hiring of Paul R. Wennerholm. A copy of the press release is attached as Exhibit 99.1 and is hereby incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Sonic Innovations, Inc. press release dated August 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2008

SONIC INNOVATIONS, INC.

/s/ Michael M. Halloran
Michael M. Halloran Vice President and Chief Financial Officer